Exhibit 99.2

CORPORATE PARTICIPANTS

Rory J. Cutaia, Founder, President, Chief Executive Officer and Chairman of the Board

Jeff Clayborne, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Brian Kinstlinger, Alliance Global Partners

PRESENTATION

Operator

Good afternoon, and welcome to the Fourth Quarter 2020 and Fiscal 2020 Financial Results Conference Call for VERB Technology Company, Inc.

At this time, all participants are in a listen-only mode. Please be advised this call is being recorded at the Company’s request.

On our call today are Rory J. Cutaia, CEO, and Jeff Clayborne, CFO.

Before we begin, I’d like to remind everyone that statements made during this conference call will include forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that can cause actual results to differ materially. Forward-looking statements speak only as of the date they are made, except as required by law, as the underlying facts and circumstances may change. VERB Technology Company disclaims any obligations to update these forward-looking statements, as well as those contained in the Company’s current and subsequent filings with the SEC.

I would now like to turn the call over to Rory Cutaia, CEO. Rory?

Rory J. Cutaia

Thank you, and I thank everyone for joining us today for our Fourth Quarter 2020 and Fiscal 2020 Financial Results Conference Call.

On today’s call, we’ll bring everyone up to date on our progress over the past six months, specifically fourth quarter 2020, and because we’re at the end of first quarter 2021, we’ll provide some unaudited guidance on what we expect to report in our next Form 10-Q filing for this period. We’ll also discuss full-year 2020 results and compare it to full year 2019 results.

I’ll also talk a bit about what has me charged up for 2021, which I believe will represent the year the market will recognize the true value of this great company, represented by the sum of all the pieces we’ve been creating and assembling over the past three years. It’s been a long, long and arduous road, but, as I’ve learned, nothing good comes easy, and VERB is certainly no exception.

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You see, we didn’t just set out to build a better mouse trap, we set out to build a better mouse to address a problem in a way that was different, bold and innovative. We set out to achieve something that had never been done before—some referred to it as a blue ocean strategy. We weren’t just redefining a category, we were creating an entirely new category. There was no playbook for the execution of our business plan. We wrote it, modified it as we went along, and then we rewrote it. Look, not everyone has the stomach for that kind of a journey, as it’s fraught with twists and turns and unexpected dead-ends, endless days, nights and weekends, but it also brings out the best in us, drives us, and ultimately yields the greatest returns and rewards for ourselves and our shareholders. For those of you who know my background, you know I’ve done this before. I’ve lived it, I’ve walked it and I’ve talked it, and I know what it feels like when it’s so close you can taste it

It’s hard to believe that going into April 2021, we’re still dealing with the impact and uncertainties associated with COVID-19. I count myself among those who one year ago believed that we would be through the crisis well before the end of 2020. To refer to 2020 as a difficult year is a gross understatement, especially as, even now, the losses, both personal and professional, that have touched all of us in some way continue to mount.

As those of you who follow me or listen to my conference presentations, you’ve heard me say that it’s out of these difficult periods of time that the existing paradigm is challenged and opportunities present themselves. You just need to know where to look. I believe we will see the next Amazon, Google, the next Facebook, or maybe the next Twitter, emerge from this period. For those of you who do know where to look, we’re witnessing that unfold right now.

COVID-19 and the resulting social distancing and remote work environment has had a profound effect on many areas of our lives, on many things we once took for granted. The impact on retail businesses has been particularly hard. Brick-and-mortar retail was already dying on the vine due to the shift towards Amazon-style convenience, which caused a massive surge in e-commerce over traditional retail, but COVID and its long-lasting effects have changed retail as we know it, and it’s unlikely to return to its former self anytime soon.

So, this is where we see the opportunity I referenced earlier.

With that backdrop, for those new to our Company, let me tell you about VERB.

We’re a software company, a SaaS-based, recurring revenue business model, with what our customers say are the most effective sales tools on the market today, especially for remote selling. That’s because our sales tools are based on our proprietary interactive video technology, technology that our clients report produces up to 600% to 1,200% increases in sales conversion rates and up to 3,300% increases in sales rep retention rates.

We’ve had more than 1.9 million downloads of our products, more than 25,000 4.9 star ratings on the app stores. We’re in 60 countries and 48 languages. Our platform is comprised of a suite of products that include verbLIVE, verbCRM, verbLEARN and verbTEAMS, and at the heart of all of these products is our interactive video sales and e-commerce technology.

I want to start with verbLIVE, which, as I said—you’ve heard me say this many times— I believe will likely be the greatest value-creator for our shareholders for years to come, and it launched commercially this quarter. When I talk about this difficult period of time producing the next Amazon, this technology is what I’m talking about, true live stream in-video e-commerce. It’s a combination of Zoom and Shopify, and the disruptive implications of this technology and value-creation potential are virtually unlimited.

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It actually began over two years ago in China with a couple of small companies that introduced live stream e-commerce apps and, over the course of 30 months, it hit its tipping point and the market and adoption rates exploded. Here in the U.S., we are at the very beginning stages. We’re fortunate to be able to look at the data coming out of China to help predict what may happen here in the U.S. Here’s some of the data points for what happened in China around live stream e-commerce to help analyze the opportunity, and, for us, validate our business strategy.

November 11 in China is a national holiday called Singles Day. It’s somewhat analogous to our Black Friday. It’s when everyone buys presents for their unmarried friends, at least that’s my understanding of it. On November 11, 2019, Singles Day in China, one company, one person using a live stream e-commerce app sold $145 million of merchandise in one live stream. Twelve months later, Singles Day 2020, one person reached 37 million live viewers and sold $425 million of merchandise. Combined sales conducted through live streams that day alone were $75 billion. In 2020, 500 million people in China purchased products through an interactive live stream. More than $136 billion in products were sold just in 2020 alone through live stream e-commerce apps in China, and it’s just starting here now. VERB is way ahead of the curve. Adoption is just beginning. We have not yet hit that tipping point as they did in China after 12 to 30 months, but we believe it will be bigger here, and we intend to lead it. Let me explain.

Unlike in China, U.S. consumers are already conditioned for live stream buying through decades of QVC and Home Shopping Network TV shopping. Here’s the evidence to suggest that live stream shopping is beginning to happen here in the U.S. Over the past two years, and even more so over the past year, everyone on this call has received emails inviting them to attend a webinar where the host is trying to sell you something. I probably get eight to ten per day. Smart investors have begun to recognize that this is essentially an early form of live stream shopping.

You may have heard the term “social selling”. Well, verbLIVE takes that to an entirely new level, because it eliminates the friction from the selling process. Those of you who attend webinars know that the host makes his or her pitch and then directs the attendees to a URL or website in the chat or comment section, or places it onscreen to write down, or maybe even a phone number to call. That’s friction, and friction is the enemy of sales conversions. With a verbLIVE webinar, attendees can click right on the screen during the live broadcast to purchase or otherwise respond to the host’s call to action. We believe this will become the new paradigm for online purchasing, just like it has in China.

Here’s an example. Imagine you’re watching a webinar with your favorite author introducing his or her book, or a struggling retailer pitching any other product or service, and while you’re watching the live stream broadcast the host places an interactive icon or button on the screen that says “buy it now”. That button then appears on the screens of all viewers, potentially thousands of viewers. The host then invites the viewers to purchase his book by clicking on that button on their screen, right in the video. Viewers can even download the eBook right out of the live stream broadcast. That is what I call eliminating friction from the sales process, and that’s why our customers are getting amazing results from using our software. Our technology leverages that checkout-counter-at-the-supermarket mentality, that innate impulse buy propensity that we all have.

Or how about a small fashion retailer struggling with their store closed due to COVID? Using a live stream to show off the latest fashions they would have had on display in their store if it was open and allowing viewers that they reached through their Facebook post to buy the items right out of the live stream broadcast. That’s verbLIVE.

This quarter, we began offering it to our existing user base. Currently, as I said, that’s approximately 1.9 million people, on our way to 2 million, who have downloaded one of our applications. Our strategy, as I’ve shared previously, was to just get people to try it, as we believe the results they experience will drive subscriptions. So, back in January, when we launched commercially, we offered an extended free trial period, and I’m happy to say that strategy is beginning to pay off.

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One of the first customers to whom we offered an extended free trial of verbLIVE has now become our largest subscriber yet, that we expect to generate up to $1 million a year of SaaS recurring revenue, much of which we will recognize and report this year.

As we come to the end of the initial free trial period that began back in January, our Sales Team is reporting a robust pipeline of other large enterprise clients who, after their free trial periods, are ready to commit to full-price, long-term subscriptions.

In Q4 2020, we completed an integration of verbLIVE into Salesforce. We’ve also launched a joint marketing campaign with Salesforce, promoting verbLIVE to their existing client base. In fact, we won the Salesforce Demo Jam Contest as the Most Productive Salesforce App, beating out Adobe, among other big names. verbLIVE is now being offered as an add-on to their monthly Salesforce subscription.

To date, adoption has been slow, due primarily to lack of awareness, which we expect will take some time to create, just as it did in China. Look, when people try it, they want it. Our job is to get people to try it. This is expected with any truly new product or technology that represents a meaningful departure from the norm, from the traditional way people communicate and do business, but then you hit that tipping point and it takes off.

Look, I lived this when I launched a telecom technology startup that challenged the way telecom carriers interconnected with one another. Carriers were slow to adapt and adopt, and then after a period of time it took off and became the de facto standard by which all telecom carriers interconnect with one another. That was almost 15 years ago and it remains the de facto standard today. By the way, that business was sold again a few years ago for almost $2 billion.

Salesforce, as a big believer in the technology, has reached out to coordinate an awareness campaign, which, over time, should generate the awareness needed to hit that tipping point of broader adoption among the Salesforce customer ecosystem.

As many of you know, we also completed an integration of our interactive video technology into Microsoft Outlook. Outlook users who subscribe will have a new button on their tool bar, next to the Outlook “new mail” button, but this one says “new verbMAIL”. Clicking this allows users to create a quick video mail right in Outlook and then add interactive icons, such as “buy it now,” among many other interactive features, and then send it out through Outlook. As we predicted several years ago, video has become the preferred means of communication, and now you no longer have to leave Outlook, you can do it right in and through Outlook. The follow-on releases will also integrate the feature throughout the Microsoft Office 365 suite of products, and you will even be able to post directly to social media from within Outlook, which alone is an amazing feature.

I’ve been asked how this fits into the Microsoft ecosystem. Well, this what I’ve been told by Microsoft. They are keenly focused on their Azure cloud services platform, where they anticipate the greatest growth. Add-on applications native to their existing products, that trigger a greater demand for Azure cloud services among large enterprise, are the much sought-after partnerships, and few Microsoft application add-ons have a greater need for Azure cloud services than video-based apps, such as ours.

Look, there’s over 1 billion Outlook users worldwide. Think of that. We’ll offer it as an add-on to the monthly Office 365 subscription. We’ve now begun the public beta release of the application with some high-quality beta testers, including a large telecom services provider. We anticipate a 30- to 90-day beta period before the general release, although we will likely begin an invitation-only public release much sooner than that. Look, we want to create a buzz and build demand and awareness, similar to the strategy adopted by Clubhouse. How many people do you think would like to click right in their Outlook toolbar, record an interactive video and send it out through Outlook, instead of typing an email?

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We’ve protected the IP behind our platform that we’ve worked on for years, with patents issued and patents pending.

While verbLIVE is very new and we’re focused on building adoption rates, verbCRM has been our bread-and-butter product over the past two years and it comprises today the greatest part of our revenue. verbCRM offers the ability to add interactive elements to any pre-recorded video, even one you record with your mobile device, as opposed to a live stream video, like verbLIVE, and you can share it, whether by text, email or posting directly to social media, and the data from viewer engagement flows into the CRM component of the application, making it easy for a salesperson to create new leads and then separate hot leads from cold, focusing their time and effort.

Our newest product, introduced just over two months ago, is verbTEAMS. Whereas verbCRM is a white-labelled product aimed at large enterprises, verbTEAMS is aimed at solopreneurs and small businesses. It has some amazing next-gen features, including self-signup, self-onboarding, self-configuration, fantastic analytics, and it’s extremely scalable, and the self-onboarding accelerates our time to revenue recognition rather dramatically. It also comes bundled with verbLIVE and has a one-click synch with Salesforce, a feature that Salesforce users are going to love. It’s available now on our website. I invite you to visit verb.tech and sign up for a free trial of our verbTEAMS that has verbLIVE built in.

Now, I’d like to give you a preview of one of the newest products, one of the things coming this year that our entire team and partners are extremely excited about, an entirely new live stream e-commerce platform that we believe represents the next evolution of the live stream experience. We’ve tentatively called it Marketplace, and here’s why.

As we discussed, current live stream e-commerce technology contemplates attendees responding to an invite to a live stream event. But, imagine if your response to the invitation took you to an online destination where you could view not just one host’s live stream event, but scores of live-stream events hosted by scores of retailers, consumer brands and influencers, divided into categories, from fashion to cosmetics to home goods, even food and wine, where attendees can go in and out of numerous live streams, purchase products, interact with hosts, and even interact with other attendees. Like a virtual shopping mall, but way better, way cooler.

Now, suppose you saw an amazing item featured in one of the live streams you attended, but you, you know, just didn’t pull the trigger and buy it, and the next day wished you had. Well, you will be able to return to the website destination, to the Marketplace section, and there you will find every item featured in every live stream broadcast by every retailer. You can search for your item and purchase it, and even view a recording of the live stream broadcast in which your item was originally featured. That is where we believe this new live stream e-commerce category is going, and we intend to be there first.

While there is a subscription revenue component to reserving a channel or a time slot for a retailer, the majority of revenue to be derived from this new VERB vertical is from a percentage of sales generated during the live stream, as well as a percentage of sales generated through the Marketplace.

Marketplace is the internal name that we’ve used, but we’ll announce the brand name that we’ll use at launch. Marketplace is now built and we are actively beta testing with retailers. But, we’ve got more, much more, value-generating, game-changing products, that we’ll disclose as we get into active beta testing for them later in the year. I don’t want to announce them too soon. This represents one of the hyper-growth initiatives I discussed in our last earnings call, that I said I would reveal in 2021.

Another one is our attribution feature, which you have heard me talk about, and that’s scheduled for release in the next few weeks. Let me talk about attribution, because I think it’s blockbuster.

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Suppose I’m planning on hosting a verbLIVE event to promote and sell my skin care products. I’ll send a verbLIVE invite to all my contacts and I’ll post on social media to attract the largest audience I can, but my list isn’t that big, nor is my social media following, but some of my colleagues have massive followings that I’d like to leverage. So, with our new attribution feature, I can call them and say, “Hey, share my verbLIVE event with all your followers and I’ll pay you a percentage of sales made to each of your followers that join my verbLIVE event and buys any of my products.” So, think about that. Think about that in the context of direct sales companies. Corporate-sponsored verbLIVE events can now become massive profit centers, where attendees and their followers can get credit for and participate in the sales revenue income stream from products sold at the event. That’s our attribution feature.

As big as we think that can be right out of the gate in direct sales, just think about the implications of that feature outside of direct sales. Think about how that could drive adoption and subscriptions for verbLIVE, and think about how that feature will drive participants to the Marketplace.

Okay. So, with that background, let’s get to our financial performance.

I’m at once proud and yet cautious to say that we have performed remarkably well during the pandemic. Indeed, as we will detail in today’s call, we enjoyed truly extraordinary growth in 2020, culminating in literally explosive growth in third quarter 2020. Though, as the year came to a close, some of our clients were impacted by COVID-19’s economic pandemic and, as a result, we, too, experienced the impact of COVID-19, albeit modest, as we will discuss in more detail, but, as you will see, we rebounded in a big way in Q1 2021, and it’s onwards and upwards from here.

Let’s now turn to the 2020 results. As usual, to provide a complete picture of the business, I’m going to discuss and compare the 2020 annual and quarterly recurring revenue reflected in our current 10-K against prior periods. I’m going to share the number of new client contracts executed and disclose the total base contract value, as well as the total annual recurring revenue we expect to recognize from these new client contracts.

Starting with Q4 of 2019, and continuing through Q4 of 2020, here’s our quarter-over-quarter SaaS recurring revenue growth as recognized by GAAP and reflected in our filed financials as a component of our Digital revenue, and that will become clear as we proceed: 2019 Q4 was $995,000; 2020 Q1 was $1,057,000; 2020 Q2 was $1,274,000; 2020 Q3 was $1,478,000; and our fourth quarter was $1,305,000; and, yes, Q4 was down slightly over Q3, and here’s why.

We had a combination of clients impacted by COVID that delayed or cancelled scheduled launches which would have triggered revenue recognition for us. We had clients that went out of business, presumably, due to COVID, and we had a client decide to save money and not renew and they currently have no app for their sales people, and another go to a far cheaper vanilla app lacking all of the features sales people have come to rely on in our app. We assume these are all COVID-related and we expect some of the larger ones still in business will return as clients, especially drawn by our new verbLIVE and that attribution feature that I spoke about a minute ago.

As we ended the year on December 31, 2020, we actually had 14 clients with executed agreements that were ready to launch, that have a combined minimum contract value of $894,000 and baseline annual recurring revenue of $430,000, a portion of which we might have recognized if they launched, and we wouldn’t be having this conversation.

But, here’s something analysts can dig their teeth into. The impact of the loss of revenue from these customers really only impacted the last six weeks of the quarter. So, why is that important? Because that means that loss hit the entire three months of Q1 2021, and yet we believe we finished at least 10% higher than Q4, which means sales in Q1 were that good, we rebounded that strongly, that we digested the loss for the entire three months, not just the six weeks in Q4, and we still finished ahead. That’s how our Sales Team rose to the challenge we faced in Q4 that we didn’t see coming.

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Looking at the full year 2020, we added 62 new clients with a base value of $3 million and projected annual recurring revenue of $1.7 million.

For full year 2020, we’re reporting total Digital revenue of approximately $6.5 million, up 53% over the previous year. Total Digital revenue has two components—you’ve heard me talk about this before—Digital revenue generated from the use of the app and in-app purchases, such as sampling, among others, and Digital revenue from the monthly recurring contract-based subscription, which we refer to as the SaaS recurring revenue. We view this as the most important component of revenue and where we focus our initiatives.

For 2020, we’re reporting SaaS recurring revenue of approximately $5.1 million, up 82% over the previous year. Notably, SaaS recurring revenue as a percentage of total Digital revenue was 79%, compared with 66% for the previous year. That’s consistent with Management’s plan to shift our revenue mix to the higher margin SaaS business. However, on a pro forma basis, where we include our wholly-owned subsidiaries, verbDIRECT and our SoloFire acquisition subsidiary, total SaaS revenue for the fiscal year ended 2020 was actually $6.1 million, up 31% on a pro forma basis, from the $4.6 million over the same period last year. Now, I’m going to leave it to Jeff Clayborne, our CFO, who will provide a better explanation of the pro forma treatment of this additional revenue.

Non-Digital revenue is low-margin revenue we generate from non-app, non-Digital sources through ancillary services that we provide as an accommodation to our clients and customers. These include printing services, among other services, that we have intentionally de-emphasized and we now outsource to a strategic partner as part of a cost-reduction plan we instituted last year. We’re reporting total non-Digital revenue of approximately $3.5 million, and down 29% from the previous year, which is, as I said, consistent with our 2020 strategic objective to shift our revenue mix towards the high-margin Digital products. In fact, through these initiatives, we are now reporting that gross margins have increased 22% over the previous year.

Total combined GAAP revenue, recognized revenue for 2020 was approximately $10 million, up 10% over the previous year. Cost of revenue was $4.8 million, representing a reduction of cost of goods from $4.9 million reported in the previous year.

Now, let’s talk about the three months ended December 31, 2020. We added 15 new client contracts with a guaranteed base value of $617,000 and $325,000 in annual recurring revenue. I say “base value” because base value represents only the minimum monthly guarantee over the life of the contract or minimum monthly guarantee over 12 months. However, during the upcoming months and over the life of the contract, we expect the individual users will add additional services and features, such as verbLIVE, and additional corresponding revenue that is not reflected in these numbers.

Total Digital revenue was $1.5 million, an increase of 14% from the same quarter last year. Total SaaS recurring revenue, again, a component of total Digital revenue, was $1.3 million, an increase of 31% from the same period last year. SaaS recurring revenue as a percentage of total Digital revenue was 86%, compared with 74% for the same period last year

Total revenue was $2.1 million, a 16% decline from the same period in 2019, but that was reflecting the Company’s 2020 strategy to reduce our focus on the lower margin non-Digital products and the successful execution of our strategy to ensure a substantially higher percentage of total revenue being generated from our Digital business. Cost of revenue was $1.3 million, in line with the same period last year.

All right. So, now, for Q1 2021, the three months ending today, March 31, 2021. Look, I want to state clearly that these are unaudited projected numbers and they could vary materially from the numbers that we ultimately report in our Q1 10-Q after the auditors review them and all the data is in. I want to be very clear about that.

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Total Digital unaudited projected revenue was $1.8 million, an increase of 24% over the same period last year, and already 20% over of Q4 of 2020.

Total SaaS recurring unaudited projected revenue, again, a component of total Digital revenue, was $1.4 million, an increase of more than 30% over the same period last year, and already over 10% of Q4 2020. SaaS recurring unaudited projected revenue as a percentage of total Digital revenue was 79%, compared with 73% for the same period last year.

Total user downloads are now at 1.93 million, up more than 250% over the 550,000 reported in same period last year and up from approximately 1.56 million reported in the third quarter of 2020.

Finally, as part of our continuing and growing commitment to ESG initiatives, environment and social and governance initiatives, throughout 2020 and into 2021, we launched several programs through our Verb for Humanity Division, many of which were designed to help small businesses recover from the impact of the pandemic, among many, many other contributions that you’ll find featured on our website at verb.tech.

I’d now like to turn the call over to Jeff Clayborne, our Chief Financial Officer, for a more detailed review of our financial results.

Jeff Clayborne

Thank you, Rory, and good afternoon, everyone.

I’d like to review our financial performance as reported in our Form 10-K filed on Wednesday March 31 for the annual period ending December 31, 2020. The following period-over-period comparisons present the Company’s pro forma results of operations after giving effect to the acquisition of Sound Concepts and SoloFire, based on the historical financial statements of the Company, Sound Concepts, and SoloFire. The unaudited pro forma results give effect to the acquisitions as if they occurred on January 1, 2019.

Total revenue for 2020 totaled $10.9 million, a decrease of 23% from the $14.1 million reported in 2019.

Total Digital revenue for 2020 totaled $7.4 million, an increase of 18% from $6.3 million reported in 2019.

Total SaaS revenue for 2020 totaled $6.1 million, an increase of 31% from $4.6 million reported in 2019.

The cost of revenue for 2020 totaled $5 million, a decrease of 32% from the $7.3 million reported in 2019.

Gross profit for 2020 totaled $5.9 million, a decrease of 13% from the $6.8 million reported in 2019.

Research and development for 2020 totaled $7.9 million, an increase of 59% from the $5 million reported in 2019. The increase in research and development is attributed to research and development of verbLIVE, enhancements to verbCRM, and our core platform to facilitate native integrations with Salesforce, Microsoft and other channel partners.

General and administrative expenses for 2020 totaled $21.2 million, an increase of 28% from the $16.5 million reported in 2019. The increase in general and administrative expenses is primarily related to general and administrative expenses attributed to an increase in stock compensation expense of $1.9 million, expenses from SoloFire of $700,000, primarily driven by retention bonuses, plus increased costs to support growth driven by labor-related costs of $700,000, professional services of $630,000, marketing and promotion of $490,000, and increased facility costs associated with our California office of $175,000.

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As of December 31, 2020, cash on hand totaled $1.8 million, total assets were $32.5 million, total liabilities were $21.8 million, and stockholders’ equity was $10.7 million.

We had a couple notable changes to our balance sheet in 2020. We added $1.5 million in long-term debt, of which $1.2 million is a Paycheck Protection Program loan that was forgiven on January 4, 2021, a $150,000 Economic Injury Disaster loan payable over 30 years, and an additional Paycheck Protection Program loan of $90,000 we inherited from the SoloFire acquisition.

We’ve had a couple classification changes, as $1.1 million of long-term related party debt and $521,000 of deferred incentive compensation is now classified as current.

Here are some of our financing initiatives that occurred in 2020.

On February 5, 2020, we initiated a private placement for the sale and issuance of up to 5 million restricted shares of our common stock at a per share price of $1.20, which represented a 20% discount to the then current $1.50 closing price of our common stock on the day the offering was priced and memorialized by executed subscription agreements. As a result of this private placement, a total of 4,237,833 shares of common stock were subscribed for and issued for net proceeds of $4.4 million after direct costs.

On April 17, 2020, we received loan proceeds in the amount of approximately $1.2 million from the Paycheck Protection Program, or PPP. As previously mentioned, on January 4, 2020, the entire note and accrued interest was forgiven and will be accounted for as a gain in Fiscal 2021.

On July 24, 2020, we closed our Public Offering and the Company issued and sold 12,545,453 shares of common stock, which includes 1,636,363 shares of common stock sold pursuant to the exercise by the underwriters of an overallotment option, for gross proceeds of $13.8 million. Our net proceeds totaled $12.3 million after deducting the underwriting discounts, commissions and offering expenses. As of today, there are 62,451,830 shares of our common stock issued and outstanding. Of the total number of common shares issued and outstanding, approximately 5.4 million shares, or approximately 9%, are owned or controlled by Management and the Board of Directors.

I’d like to turn the call back over to the Operator for Q&A.

Operator

At this time, we will be conducting a question-and-answer session. One moment, please, while we poll for questions.

Our first question is from Brian Kinstlinger with Alliance Global Partners. Please proceed.

Brian Kinstlinger

Hi, good evening, guys.

Rory J. Cutaia

Good evening, Brian.

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Brian Kinstlinger

Can you quantify the impact on revenue from the trend you talked about, as well as the companies going out of business, on both the Digital and the recurring side. I know you gave guidance for the first quarter, that’s pretty much done, but can you then quantify the impact it had on revenue in the first quarter of ‘21?

Jeff Clayborne

The impact on the first quarter is about $125,000, Brian.

Brian Kinstlinger

What was the impact in the fourth quarter?

Jeff Clayborne

About $140,000.

Brian Kinstlinger

Then, if I adjust for the $140,000, sequential growth still would have been pretty flat. So, I guess I’m wondering, was there difficulty, then, in growing sequentially the verbCRM business, the backlog of customers that couldn’t be launched, and based on your first quarter guidance, is that issue behind us?

Rory J. Cutaia

That’s correct, Brian, that’s exactly what happened, and yes (cross talking).

Brian Kinstlinger

Okay, and then as it …

Rory J. Cutaia

(Inaudible)

Brian Kinstlinger

Yes, and then, as it relates to verbLIVE, you highlighted your large win, but I think the enterprise is actually paying for the tools for these sales rep. How many users does this consist of, when do you expect to begin generating revenue, and what has to happen between now and then for it to move forward, and was there a 60-day trial for that customer?

Rory J. Cutaia

The 60-day trial is over. We are—now that they’ve placed their order, executed the agreement, we’re making certain customizations to the application or them. Remember, verbCRM is a white label product. This is an add-on for this customer with verbLIVE and there’s some customizations that they like, they’d like to have, and we’re just about done with those. Upon completion and testing, then it will launch.

Brian Kinstlinger

How long is that going to be?

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Rory J. Cutaia

It could be 45 days, it could be 60 days. To be determined.

Brian Kinstlinger

Great. Then, you talked about conversions, hopefully, at the end of this 60-day trial. I know it’s early, but how many users are in a free trial, actual users, and, separately, how may paid users are actually live with this, and then, finally, how many are, like this large customer, I call it in backlog, where they’re signed but they’re not yet paying?

Rory J. Cutaia

Look, this is probably a great opportunity for me to provide maybe a lot more detail into what’s happening with verbLIVE, and I think our shareholders would probably like to know.

Over the past six weeks, we opened up verbLIVE free trials to approximately 34,000 potential users, with more added each week as we begin to roll that out. That number includes approximately 30 enterprise customers, for whom those 34,000 reps work. However, each of those enterprises actually restricted access to verbLIVE to smaller subsets of internal beta testers before they wanted to release it to their entire field of reps. So, the actual number of reps that used it, among the 34,000 universal reps we authorized for use, was actually substantially smaller, and of that smaller group, we had 3,200 reps sign up for subscriptions before the free trial period even ended, which we found encouraging.

However, the bigger takeaway from this is that, over the free trial period, we generated 28 quotes, or requests for contracts from the approximately 30 enterprise clients who comprised that initial free trial release, and of those, we’ve already executed five contracts who intend to roll out verbLIVE to their entire field, and then of those, two, they’re making it mandatory that every rep sign up for it and use it, and one of those is that $1 million a year contract that I referenced earlier.

But, look, we’re still in the free trial period for many of the reps that we’ve opened it up so far to, and, look, we’re pretty encouraged by this response. In fact, so far it’s exceeding our expectations, because, look, it’s new technology, it’s a new way of doing things. We anticipated a somewhat slow adoption. We felt we needed to be ready in case it exploded, and we are. But, we see it picking up momentum and we’re really encouraged by the responses that we’ve gotten now from this limited period-of-time beta test, or free trial.

Brian Kinstlinger

That’s great information, and I have a follow-up then. That one other mandatory enterprise that’s mandating its sales people use it, is it of equal size to your first customer, and then, I take it there’s three others, since you said you executed five. Are those situations where they’re purchasing a corporate license, but then each user or sales person has to opt in and pay a certain piece themselves? Have I described it rightly?

Rory J. Cutaia

You’re correct. It’s a combination of those things, dependent upon a particular user. We customize those packages based upon the minimums that they’re prepared to commit to in the agreement. That’s that base contract value that you heard me refer to when we were going over our contracts that we executed last year and last quarter.

Brian Kinstlinger

The other mandatory one, is that as large as the one you’ve already executed on?

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Rory J. Cutaia

You know, I’m not sure I’m prepared to commit to that. I believe it could be larger. But, I don’t want to commit to that just yet, as we’re refining some of their features and some of the other things, so let me refrain. I’ll comment on that when we put these things out in a press release when it gets launched, and that’ll before the next (inaudible).

Brian Kinstlinger

I have one more question and I’ll get in the queue, because I’m guessing now, at this point, I’m sure you’ve other people who can ask questions, but talk about the Microsoft integration that you said was in a public beta testing. Did I hear right that that is a couple months away from—maybe a month or two or three away a general launch, which will start with just a couple of customers, to create a buzz? Just talk about when that—how you expect the general launch to begin.

Rory J. Cutaia

We put out a press release when we decided to go with a public beta. Now, we’ve been in beta, as you know, probably for an extended period of time. We went with a public beta and we offered it first to companies that suffered through COVID, companies that were—whose business was impacted by COVID, and we wanted to give them a little bit of a leg-up. So, we announced that. We had a ton of companies respond to that. Surprisingly, there were some big names in it. I think I mentioned in the call that we had a large telecom services provider that’s included in that. So, that’s now begun, we’re rolling out, giving them access, they’re distributing that access to a number of people in their respective organizations.

Then, how long will that last? I’m not sure. On the low end, it will be 30 days; on the high end, it will be 90 days. But, we’re not going to wait until that’s over before we begin releasing it to the general public. We’re probably—as I think I mentioned in the call, we want to do sort of an invitation-only program. We’ve been tracking companies that have used that as a marketing strategy, and, most notably, recently, is Clubhouse. You had to get an invitation or be recommended by another user, and that creates a buzz, and that kind of exclusivity, that seems to drive demand and awareness.

The key to our business, frankly, is awareness, because the products are great, and as soon as people try them—I mean, look, we opened this beta verbLIVE to, really—we’re actually at 30 companies. Twenty-eight of them have asked for quotes and five of them have already executed contracts. That’s over a really short period of time. That really confirms what I’m saying, we just need awareness. So, what we’re focused on now going forward is creating awareness, and these are innovative things to generate awareness. What I said about the Clubhouse-style approach to how we’re going to release the Outlook integration, that’s part of it.

Brian Kinstlinger

Great, thanks. I’ll get back into queue.

Operator

All right, thank you, everyone. As a reminder, we’re in the Q&A session. One moment as we poll for further questions.

Rory J. Cutaia

You know, if you don’t mind, there is a couple of things that I wasn’t asked, expected to be asked, but I’d like to address, anyway.

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We have a series of rules and policies that we live by, especially as a public company. We have a fiduciary obligation to our shareholders and other stakeholders, and we take it really seriously. So, we create these rules, we create these policies, and some of them are just zero tolerance policies, which means that if you violate the policy, you violate the rule, then it doesn’t matter whether it was intentional, it doesn’t matter if it was a mistake. Zero tolerance means that if you violate it, then we have to terminate you. It’s not something that we are proud of doing, but the fact that we’re a company that takes integrity to be one of the most important things that we could provide to our stakeholders, to our shareholders, by holding to these kinds of policies and rules and regulations, and enforcing them the way that we do, it’s for the protection of the Company and our shareholders.

I’m bringing this up because we’re, frankly, getting inundated by requests to our Investor Relations firm, and emails and text messages, social media posts, and I wanted to address it directly.

We had two people in our organization, two people that we value, that violated one of our policies. It wasn’t insider trading, which I see people talking about, in the sense that they had access to inside information, material inside information, which neither of them did, and then went and traded the stock on the basis of that information. That wasn’t what happened.

We have a rule that we call a “blackout period” and that means that you cannot trade the stock. I don’t care where you are in the organization, at what level, what your role is, it’s a very hard and fast rule. During the blackout period, you cannot trade stock.

We had, unfortunately two people …

Male Speaker

(Inaudible) in partnership to show that.

Rory J. Cutaia

I’m not sure what that is, but let me finish my thought here. We had a couple of people that traded the stock during that period of time. I don’t believe it was intentional. I’m sure that they should have been aware of the policy. They violated it and they were terminated, and that’s it, that’s all there is to it. The Company has moved on. We had, fortunately, procedures in place to—that no one was—the loss of any one particular, or even a group of people, would not impact our business. That’s just the way we structure our Company. So, end of story.

I hope that our shareholders and our stakeholders recognize that we’re here as guardians of your investments and these policies are important, and, unfortunately, when they are enforced, these are the results.

Okay. Well, thank you, all, for your time today, I appreciate it. We look forward to additional communications with you. In fact, I’m going to see if I can start stepping up some of those communications, that I haven’t done in quite a while, and looking forward to re-engaging with many of our shareholders and our stakeholders, analysts and investors. So, thanks again for your time today.

Operator

Thank you, everyone. This concludes today’s conference, you may disconnect your lines at this time. Again, thank you for your participation and have a great day.

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